Exhibit 10.1
SEPARATION AGREEMENT

To:	Richard H. Sinkfield III
Date:	February 28, 2024

This Separation Agreement (this “Agreement”) is between Laureate Education, Inc. (“Laureate” or the “Employer” or the “Company”) and Richard H. Sinkfield III (the “Executive”). Executive’s employment relationship with Laureate will terminate as described below, and Laureate and Executive wish to voluntarily resolve all issues that may arise out of the employment relationship, subject to applicable law. Nothing in this Agreement constitutes an admission of fault or liability by either party.
Based on the mutual promises set forth herein, Laureate and Executive agree as follows:
1.Employment Status.
(a)The employment relationship will end and Executive will be separated from service effective on the earliest of (i) 5:00 p.m. Eastern Time, June 30, 2024 (the “End Date”), (ii) if Executive secures alternate employment prior to the End Date, such date as mutually agreed to between Executive and Laureate (which termination shall be a termination without “Good Cause” (as defined below)), (iii) any date prior to the End Date that Laureate terminates Executive’s employment for Good Cause, and (iv) the date of Executive’s voluntary resignation of employment prior to the End Date (such earliest date, the “Separation Date”). In the event that, prior to the Separation Date, the Company appoints either a successor Chief Legal Officer or a successor Chief Ethics & Compliance Officer, Executive shall continue employment in Executive’s remaining role through the Separation Date; provided, that if, prior to the Separation Date, the Company appoints both a successor Chief Legal Officer and a successor Chief Ethics & Compliance Officer, Executive shall continue employment in the role of Senior Advisor through the Separation Date (the date of such second appointment, the “Successor Date”). Executive will be deemed to have resigned, effective as of the Separation Date (or, if earlier, the Successor Date), from all director and officer positions that Executive holds with respect to the Company, its parents, subsidiaries, or affiliates (collectively, the “Company Group”). Executive agrees and acknowledges that, from and after the Separation Date (or, if earlier, the Successor Date), Executive shall neither take official action in the name or on behalf of, nor have the authority to bind, any member of the Company Group. Except as set forth herein, this Agreement replaces all prior agreements, whether verbal or written, between the Company Group and Executive as to any aspect of Executive’s employment and the termination thereof.
(b)Executive, subject to the terms and conditions stated herein, will remain a full-time employee of Employer through the Separation Date. During the period from the date hereof through the Separation Date, Employer reserves the right to require Executive, at any time, to remain away from Employer’s premises, to work from home, and/or to participate in
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special projects reasonably within Executive’s areas of competency or current duties or to otherwise assist in the transition process, it being understood that any such special projects or other requests shall be bona fide requests. Executive may be relieved of some or all of his duties in the Employer’s sole discretion. In no event shall the assignment or removal of any duties be deemed to be a constructive termination. While Executive remains employed through the Separation Date, Laureate will continue to pay Executive his base salary and all benefits to which Executive is entitled. While Executive remains employed, Executive must continue to comply with Executive’s implied duties, including those of good faith and fidelity, and to comply with the obligations set out in this Agreement. If Executive voluntarily resigns or Laureate terminates Executive’s employment for Good Cause prior to the End Date, Executive shall not be entitled to the Severance Pay (as defined below), the Prorata Bonus (as defined below), the COBRA Benefits (as defined below) or the Outplacement Services (as defined below) (collectively, the “Severance Benefits”), each as described below, but shall nevertheless be obligated by the other provisions set forth in this Agreement.
“Good Cause” shall include: (i) Executive’s failure to comply with Laureate’s reasonable requests to cooperate or provide information related to Executive’s job duties; (ii) any act of Executive against the Company Group involving fraud, theft, misappropriation of funds, breach of fiduciary duty, or embezzlement; (iii) Executive’s violation of Laureate’s Code of Conduct; and/or (iv) Executive’s failure to comply with his Restrictive Covenants (as defined below), which Executive agrees and acknowledges are valid and enforceable.
2.Accrued Base Salary; Severance Pay. Within 15 days following the Separation Date (or such earlier period required under applicable law), Executive shall receive payment for all accrued but unpaid base salary. Subject to the terms of this Agreement, solely to the extent Executive’s employment terminates on the End Date or in accordance with Section 1(a)(ii), Laureate will provide severance payments to Executive in the gross amount of Eight Hundred Ninety Thousand Dollars ($890,000.00) (the “Severance Pay”), less all lawful deductions, which is an amount equal to Executive’s current base salary and target annual bonus. The Severance Pay will be payable over a period of twelve (12) months and will be paid in substantially equal installments in accordance with the Company’s normal payroll practices, beginning within thirty (30) days following the Separation Date, contingent upon Executive signing this Agreement and executing within 21 days following the Separation Date, and not revoking, the general release of claims attached hereto as Exhibit A (the “Second Release”).
3.Incentive Plan Payments. Subject to the terms of this Agreement and the Company’s 2024 Annual Incentive Plan (the “2024 Plan”), solely to the extent Executive’s employment terminates on the End Date or in accordance with Section 1(a)(ii), Executive shall receive Executive’s annual bonus in respect of fiscal year 2024, pro-rated for the number of days Executive is employed in 2024, through the Separation Date, and based on actual individual and Company performance (the “Prorata Bonus”). The Prorata Bonus will be payable at such time as annual bonuses are otherwise paid to senior executives of the Company, but in no event later than March 15, 2025. Executive acknowledges and agrees that, other than as specified in Section 2 and this Section 3, Executive shall not be eligible to receive any other payment under the 2024 Plan or any subsequent year’s annual incentive plan, or any other cash incentive plan.

4.Equity Awards. All of Executive’s equity awards granted under the Company’s Amended and Restated 2013 Long-Term Incentive Plan (the “2013 Plan”) that remain outstanding and non-forfeited as of the Separation Date will be treated in accordance with the terms of the applicable award agreements (the “Award Agreements”). All other terms and conditions of the 2013 Plan and the applicable award agreements entered into thereunder will continue to apply with full force and effect to Executive’s outstanding equity awards.
5.Restrictive Covenants. Executive acknowledges and agrees that Executive executed a Confidentiality, Non-Disclosure, No Solicitation Agreement and Covenant Not to Compete on December 26, 2004 and is also subject to restrictive covenants contained in the Award Agreements, which covenants (collectively, the “Restrictive Covenants”) remain in full force and effect and which agreements Executive agrees are valid and enforceable; provided that, in recognition of Executive’s ethical duties and responsibilities as a licensed attorney, the parties agree that nothing in this Agreement or any agreement containing the Restrictive Covenants shall prevent Executive from providing legal advice or otherwise being engaged in the practice of law.
6.Executive Benefits.
(a)Executive’s Employer-provided health benefits will terminate as of the Separation Date. Pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employer will provide Executive with written notice of the right to elect to continue health coverage, effective on the first day after the Separation Date. Any conversion or continuation rights for other insurance or benefits plans in which Executive participates will be governed by the terms of those plans and Executive’s vested rights under the Employer’s 401(k) plan shall continue to be governed by the terms of such plan.
(b)As further consideration for entering into this Agreement, solely to the extent Executive’s employment terminates on the End Date or in accordance with Section 1(a)(ii), if Executive elects to continue his healthcare benefits pursuant to COBRA and enrolls on a timely basis, Laureate shall pay, for up to twelve (12) months, a portion of the COBRA premiums such that Executive’s monthly cost of the COBRA medical, dental and vision coverage is equal to the cost that Executive would pay for such coverage as an active employee (the “COBRA Benefits”). Thereafter, any healthcare coverage pursuant to COBRA will be at Executive’s own expense. All payments made by Laureate pursuant to this Section 6(b) will be paid by Laureate directly to the COBRA benefit provider and are contingent upon Executive signing this Agreement, Executive’s employment terminating on the End Date or in accordance with Section 1(a)(ii) and Executive executing, and not revoking, the Second Release. Any failure by Executive to pay Executive’s portion of the COBRA premiums will result in termination of continuation coverage and payment of the COBRA Benefits. Executive agrees that should Executive become eligible for any employer-provided group health insurance coverage at any point while Laureate is providing the COBRA Benefits, Executive shall enroll in such new coverage and notify Laureate of the same and Laureate’s obligation to continue to provide the COBRA Benefits shall cease upon the initiation date of such new coverage, it being understood that the sole intent of the Parties is to avoid any gap in coverage due to any differences between enrollment eligibility dates for new coverage and the actual effective date of the new coverage.

7.References. All requests for employment references should be directed to The Work Number at [*], which will confirm Executive’s dates of employment, job title(s), and salary only. The Company’s Employer Code is [*]. Nothing in this Section 7 shall shall prevent Executive from soliciting or receiving any voluntary personal references from any current or former director, officer or employee of the Company; provided, that no verbal or written communications made by any current or former director, officer or employee of the Company relating to Executive soliciting such references shall be deemed a breach of Section 12 below.
8.Vacation Payout. Executive will receive payment for any accrued and unused vacation through the Separation Date, payable in a lump sum within sixty (60) days after the Separation Date.
9.Outplacement Services. Outplacement and executive preparation services will be rendered through one or more providers chosen by Laureate and Executive shall be entitled to receive such services until Executive obtains alternative employment (the “Outplacement Services”), subject to the terms of the agreement between Laureate and the provider. Executive’s receipt of the Outplacement Services is contingent upon Executive signing this Agreement, executing, and not revoking, the Second Release and Executive commencing use of such services within sixty (60) days following the Separation Date. Laureate will pay the Outplacement Services provider directly and Executive will not be entitled to receive payment of the cost of the Outplacement Services should Executive choose not to participate in such Outplacement Services.
10.Laureate Property. It is Executive’s responsibility to return all Laureate property to Laureate by the end of the day on the Separation Date. Laureate shall provide Executive with a pre-labeled shipment box in which Executive must pack and ship all Laureate property to be returned to the Company. If Executive needs more than one box, Executive must contact Frontline at [*] to speak with a live agent to request the same. Executive must use the shipment label and boxes provided by Laureate to send back Laureate’s property. If any Laureate property is not received by Laureate and the shipment label and boxes sent by Frontline were not utilized, Executive will be responsible for the missing property. Laureate property includes, but is not limited to, computer hardware and software, manuals, customer information, any and all confidential and proprietary information, corporate credit cards, keys and security passes. Failure to timely return all of Laureate’s property will result in deductions from the Severance Pay in an amount equivalent to the outstanding liability. If Laureate does not receive the property within 30 days, the payments and benefits provided under this Agreement (other than with respect to accrued wages through the Separation Date) will cease unless and until such property is received by Laureate. Notwithstanding the foregoing, Executive wishes to keep possession of the Laureate-issued cell phone, MacBook Pro, and iPad used by Executive in his work on behalf of Laureate (the “Devices”), and as additional consideration for the Second Release, Employer wishes to permit Executive to maintain possession of the Devices, subject to the terms set forth on Exhibit B hereto. The Laureate work mobile telephone number used by Executive will be removed from the Company account and made available to be ported by Executive to an account under the financial responsibility of Executive on the Separation Date. Executive also agrees and authorizes Laureate to deduct from the Severance Pay any amounts for obligations owed by

Executive for unpaid corporate credit card balances, personal telephone calls, costs of unreturned Company property such as computers and keys, and other debts and obligations to Laureate. Executive affirms that he has not transferred any Laureate property to any device, email or computer system and agrees that he will return any and all Laureate property, regardless of format, that he has in his possession.
11.Cooperation During Severance Period. During the period in which Executive is receiving any payments or benefits hereunder (the “Severance Period”), Executive agrees to fully cooperate with Laureate on all matters relating to Executive’s employment and the conduct of Laureate’s business, including any litigation, claim or suit in which Laureate deems that Executive’s cooperation is needed. Executive further agrees that, during the Severance Period, Executive will make himself reasonably available to respond to and cooperate with requests for information from Laureate. Unreasonable refusal on the part of Executive to cooperate with Laureate’s requests will constitute grounds for Laureate to terminate any Severance Benefit arrangement, subject to written notice and ten days to remediate and cure, if curable, and Laureate will owe no further payments or benefits of any kind to Executive. Laureate agrees to directly pay for all expenses associated with its request(s) for Executive’s compliance with this Section 11.
12.Non-Disparagement. Executive agrees that during his period of employment and for a period of two years following the Separation Date, he will not disparage Laureate or any of Laureate’s parents, subsidiaries, affiliates, directors, officers, employees, and agents, as well as the directors, officers, employees and agents of Laureate’s parents, subsidiaries, and affiliates. Laureate agrees that during Executive’s period of employment and for a period of two years following the Separation Date, the members of its board of directors and its Executive Leadership Team will not disparage Executive. This non-disparagement agreement includes, but is not limited to, the making of disparaging verbal comments to others or publication of statements or documents containing disparaging statements, either electronically or on paper. In the event that either party believes that the other party or any of the covered persons described above, has committed a disparaging act as defined herein, such party shall notify the other party in writing and with sufficient detail of the disparaging act(s), including a sworn affidavit by at least one individual with personal knowledge of the act(s) so as to provide the other party with an opportunity to rebut such accusation(s). Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of Laureate or any of its affiliates without prior written consent of Laureate’s Chief Legal Officer or other officer designated by the Company. Executive does not need the prior authorization of (or to give notice to) any member of the Company or any of its affiliates regarding any communication, disclosure, or activity permitted by this Section 12.
13.Execution of General Release at Separation Date. Executive shall sign the Second Release attached hereto as Exhibit A no earlier than the Separation Date and deliver the signed Second Release to the Company within 21 days of the Separation Date. The Second Release may not be signed prior to the Separation Date. Laureate shall have no obligation to provide the Severance Benefits, or other payments or benefits described in this Agreement, unless and until the Second Release is executed and delivered to the Company and the revocation period described therein has ended without a valid revocation. Executive understands and agrees that if he does not sign the Second Release or signs and then revokes it, although he will not receive the Severance Benefits, he shall remain obligated to the other terms and conditions of this Agreement.
14.Executive Waiver and Release. In consideration of benefits provided in this Agreement, which are not required under law and to which Executive is not otherwise entitled, Executive (on behalf of Executive and Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns) hereby releases and waives any claims against Laureate, its former, present and future parents, subsidiaries, affiliates, successors, assigns, directors, officers, employees and agents, as well as the directors, officers, employees and agents of its former, present and future parents, subsidiaries, affiliates, successors and assigns (the “Releasees”) related in any way to Executive’s employment and termination of employment with Laureate arising under statutory, contract or common law, including, but not limited to, any claim under the Fair Labor Standards Act, The Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA”), the Family and Medical Leave Act, the Americans with Disabilities Act, National Labor Relations Act, and the Labor Management Relations Act, 29 U.S.C. § 141, et seq., the Labor Management Reporting and Disclosure Act, 29 U.S.C. § 401 et seq., any state or local fair employment practices law, the Rehabilitation Act of 1973, the Executive Retirement Income Security Act, any local, state or federal law regarding wages, benefits or employment practices, or any case or statutory law on defamation, abusive discharge, breach of contract, or whistleblower protection, excepting only those claims, if any, which Executive is prohibited by law from waiving or releasing. This Section 14 bars all claims arising or accruing up to and including the date Executive signs this Agreement and does not extend to any claim arising after this Agreement is signed. Executive further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any lawsuit against any Releasee in any federal, state, or other court concerning any claims released by this Agreement. Notwithstanding anything in this Section 14, (a) Executive is not prohibited from filing a charge with, complaining to, or participating in any investigation or proceeding conducted by any government agency, or from challenging the validity of his release of claims under the ADEA and (b) this Section 14 does not apply to any claims or rights Executive may have for indemnification (including claims under any insurance policies maintained by the Company) with respect to any claims, losses, damages, liabilities, actions or expenses (including attorney’s fees) asserted against or incurred by Executive as a result of Executive’s service as an employee, officer or director of the Company. However, Executive acknowledges that he is waiving any right to recover monetary or other individual relief from any such complaints or charges filed with, or lawsuit filed by, any such agency insofar as they assert claims released by this Agreement, except that this provision does not limit Executive’s ability to recover monies pursuant to the Securities and Exchange Commission’s whistleblower incentive award program.
15.Consideration of Agreement. Executive has been given twenty-one (21) days to review and consider this Agreement, has read this Agreement in its entirety including the release of claims in Section 14, and understands its terms. Executive is hereby advised to consult with an attorney with regard to this Agreement. By signing below, Executive acknowledges he has been provided with ample and sufficient time to fully consider this Agreement and its terms.
16.Revocation. Executive has seven (7) days following the signing of this Agreement to revoke it, in which case this Agreement shall not become effective and Executive will not receive the payments or other benefits set out in this Agreement (other than payment for all accrued but unpaid base salary). If Executive decides to revoke this Agreement, Executive must send notice of revocation, and that notice must be sent within the 7-day period and should be emailed with receipt confirmation to leslie.brush@laureate.net. Executive understands that he will not receive any payments or other benefits under this Agreement (other than payment for all accrued but unpaid base salary) until the revocation period has passed and this Agreement becomes effective.
17.No Other Payments. Other than the amounts set forth herein, Laureate shall not pay, or cause to be paid, any other money to or for the benefit of Executive. Executive agrees and acknowledges that he has been fully compensated by Laureate for all wages, expenses, vacation, benefits, and/or other compensation that he believes he is owed as a result of his employment with the Company.
18.Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”) and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to the contrary, any compensation or benefit payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries, if applicable), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Notwithstanding the forgoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
19.Breach. If Executive violates this Agreement, including but not limited to violating any non-compete, non-solicitation and/or non-disclosure obligations, failing to cooperate with the Company in the transition of Executive’s job duties, disclosing confidential information, disparaging the Company or any other party covered by this Agreement and/or by retaining property or information belonging to the Company, the Company has the option to require Executive to give back the Severance Pay and the value of any other benefits it gave Executive under this Agreement (less $100), to cease any unpaid Severance Benefits or other benefits provided under this Agreement, to receive injunctive relief and damages, and to seek any other available relief. Executive acknowledges and agrees that in the event of such a breach, Executive retains the right to continue to enforce the general release of claims and other promises made by Executive in this Agreement, and that it shall remain valid and enforceable. The prevailing party in any action alleging breach of this Agreement shall be entitled to an award of that party’s costs and expenses, including reasonable attorneys’ fees.

20.SEC Disclosure. The Company shall be permitted to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) and this Agreement will be publicly available pursuant to the SEC’s EDGAR filing system or any successor thereto.
21.Other Terms.
(a)In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement. Any payment or benefit due to Executive per this Agreement shall not be subject to reduction for any compensation received from other employment, except that if Executive should be rehired or engaged in any capacity by Laureate or any of its affiliates during the Severance Period, no further severance payments or benefits hereunder will be owed or paid as of the date of rehire.
(b)This Agreement shall inure to the benefit of and shall be binding on the assigns and heirs of Executive and on the purchasers and assigns of Laureate. This Agreement contains the entire understanding of the parties and shall not be changed except by written agreement signed by both parties.
(c)Laureate agrees that Executive will continue to be entitled to indemnification as set forth in Laureate’s governing documents and shall be covered by any directors and officers liability insurance maintained by the Company, subject to the terms thereof.
(d)As a condition of entering into this Agreement, the parties mutually waive and relinquish any right they may have to a jury trial with respect to any dispute pertaining to Executive’s employment with the Company, including its termination, this Agreement and/or its terms.
(e)This Agreement shall be interpreted under the laws of the State of Maryland.
(f)This document may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
(g)Executive acknowledges that Executive has been advised to discuss this Agreement with an attorney. Executive has read this Agreement and understands its terms. Executive has not relied on statements made by any of the agents of the Employer with regard to this Agreement and enters into this Agreement voluntarily.
[Remainder of Page Intentionally Left Blank]

This Agreement was signed on February28, 2024.
THIS IS A RELEASE: READ BEFORE SIGNING

Richard H. Sinkfield III		Laureate Education, Inc.

Executive:	/s/ Richard H. Sinkfield III	BY:	/s/ Eilif Serck-Hanssen
Eilif Serck-Hanssen
President and Chief Executive Officer

cc: Personnel File

* Redacted from filed exhibit
[Signature Page to Separation Agreement]

EXHIBIT A - TO BE EXECUTED ON OR FOLLOWING SEPARATION DATE
GENERAL RELEASE OF CLAIMS
This General Release of Claims (this “Second Release”) is entered into by Richard H. Sinkfield III (the “Executive”) and Laureate Education, Inc. (the “Company”), sometimes hereinafter collectively referred to as “the Parties.”
1.Incorporation of Severance Agreement. The Parties acknowledge and agree that the terms and conditions of the Separation Agreement (the “Agreement”) above are incorporated herein by reference and that the terms of this Second Release are material to that Agreement.
2.Consideration. In exchange for entering into this Second Release, the Company shall provide Executive with the Severance Benefits (as defined in the Agreement), which he would not otherwise be entitled to receive. Executive acknowledges and agrees that these benefits are sufficient consideration in exchange for the promises contained in this Second Release.
3.No Other Payments. Executive acknowledges that the payments set out in the Agreement will fully compensate him for all wages, bonuses, commissions, expenses, paid time off and any other benefit to which he was owed as a result of his employment with the Company. Executive further acknowledges and agrees that the Company has complied with all of its obligations pursuant to the Agreement to date.
4.Return of Property. By signing below, Executive acknowledges that he has returned all property belonging to the Company, as set out in the Agreement.
5.Executive’s General Release of Claims and Promise Not to Sue. In exchange for severance pay and other benefits described in the Agreement, Executive, on behalf of himself and his spouse, heirs, successors, and assigns, hereby irrevocably waives, releases, and forever discharges the Company and its former, present and future parents, subsidiaries, affiliates, successors, assigns, directors, officers, employees and agents, as well as the directors, officers, employees and agents of its former, present and future parents, subsidiaries, affiliates, successors and assigns (in this paragraph, the “Releasees”) from all claims and demands, causes of action, suits, injuries, physical or mental, and all damages resulting therefrom, including, but not limited to, attorneys’ fees and compensatory damages, litigation costs or expenses, punitive damages and damages for emotional distress, all claims under any federal, state, or local statute, law or ordinance including, but not limited to, the Fair Labor Standards Act, The Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA”), the Family and Medical Leave Act, the Americans with Disabilities Act, National Labor Relations Act, and the Labor Management Relations Act, 29 U.S.C. § 141, et seq., the Labor Management Reporting and Disclosure Act, 29 U.S.C. § 401 et seq., the Rehabilitation Act of 1973, the Executive Retirement Income Security Act, all claims arising under the law of any state, including but not limited to the laws of the State of Maryland, and all common law claims in law or equity of any nature that he ever had or has, shall or may have against any of the Releasees that relate to any act, event, or omission, known or unknown, intentional, unintentional, or negligent, suspected or unsuspected, from the beginning of time up to and including the date on which this Second Release is signed by Executive, including, but not limited to, all claims known or unknown, asserted or unasserted which relate to any aspect of Executive’s employment by the Company or termination therefrom. Executive further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any lawsuit against any of the Releasees in any federal, state, or other court concerning any claims released by this Agreement. The Parties expressly acknowledge and agree that this general release and waiver and covenant not to sue shall exclude: (1) Executive’s right to enforce the terms of the Agreement; (2) any right or entitlement that Executive is not allowed by applicable law to waive or release; (3) any right a party has to file, cooperate in, or participate in a charge or proceeding with the Equal Employment Opportunity Commission or the U.S. Department of Labor or any local fair employment practices agency or other governmental regulatory or law enforcement branch or agency, except that Executive waives the right to any monetary relief, benefits or payments in connection with any claim released herein except that this provision does not limit Executive’s ability to recover monies pursuant to the Securities and Exchange Commission’s whistleblower incentive award program; (4) any claim that may arise only after his signing of this Second Release; (5) any right Executive may have to any vested benefit under the terms of the Company’s qualified retirement benefit plans; and (6) Executive’s right to challenge the validity of Executive’s release of claims under the ADEA.
6.Voluntary Agreement. By voluntarily executing this Second Release, Executive confirms that he is relying upon his own judgment and the advice of any attorney he has consulted, and not on any recommendations or representations of the Company or any of its agents or representatives. By voluntarily executing this Second Release, Executive confirms his competence to understand and does hereby accept all terms and conditions of this Second Release as resolving fully all differences, disputes, claims, and potential claims between Executive and Employer.
7.Consideration of Agreement. Executive has been given twenty-one (21) days to review and consider this Second Release, has read this Second Release, and understands its terms. Executive is hereby advised to consult with an attorney with regard to this Second Release. By signing below, Executive acknowledges he has been provided with ample and sufficient time to fully consider this Second Release and its terms.
8.Revocation. Executive has seven (7) days following the signing of this Second Release to revoke it, in which case this Second Release shall not become effective and Executive will not receive the payments set out in the Agreement. If Executive decides to revoke this Second Release, Executive must send notice of revocation, and that notice must be sent within the 7-day period and should be emailed with receipt confirmation to leslie.brush@laureate.net. Executive understands that he will not receive any payments under the Agreement until the revocation period has passed and this Second Release becomes effective.
9.General. This Release is not an admission by the Releasees of any wrongdoing, liability or violation of law. Executive waives any right to reinstatement or future employment with the Company following the Separation Date (as defined in the Agreement). Executive shall continue to be bound by all applicable restrictive covenants. This Second Release shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to the principles of conflict of laws. This Second Release represents the complete agreement between Executive and the Company concerning the subject matter in this Second Release and supersedes all prior agreements or understandings, written or oral. Each of the sections contained in this Second Release shall be enforceable independently of every other section in this Second Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Second Release.

IN WITNESS WHEREOF, Executive hereto knowingly and voluntarily executes this General Release of Claims as of the date set forth below.
THIS IS A RELEASE – READ BEFORE SIGNING!
THIS AGREEMENT MAY NOT BE SIGNED PRIOR TO THE SEPARATION DATE
Executive: Richard H. Sinkfield III
Signature:
Date:

EXHIBIT B
DEVICE ADDENDUM
In order to be permitted to keep possession of the Laureate-issued cell phone and iPad used by Executive in his work on behalf of Laureate (the “Devices”), Executive agrees as follows:
1.Executive hereby represents and warrants to Employer that Executive has used the Devices in compliance with Employer policies and applicable law prior to the Separation Date. Executive shall indemnify and hold harmless Employer from any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, and reasonable attorneys’ fees), of any nature, whether absolute, contingent or otherwise (“Losses”) arising from a breach of the foregoing representation and warranty, and hereby expressly authorizes Employer to withhold from any payment obligations under the Agreement, an amount equal to such Losses.
2.On or before 12 PM of the later of the Separation Date or if applicable the end of the consulting period, Executive will deliver the Devices to Employer’s Information Technology department to coordinate (a) the backing up of all contents saved on the Devices for Employer’s future use and reference in connection with its business, (b) following the “back-up”, the deletion of all content and items stored in or on the Devices, and (c) the removal of the Devices from any and all of Employer’s cellular, and other third-party data plans (collectively, the “Clearing Process”). Executive acknowledges and agrees that following the Clearing Process, no data or contents previously stored on the Devices will be available for Executive’s retrieval. Employer shall be under no obligation to later furnish to Executive any data or contents “backed-up” during the Clearing Process. Employer makes no representation or warranty as to whether Executive will be able to keep any other signature associated with the Devices.
3.Following the Clearing Process, the Devices will be returned to Executive. Executive acknowledges and agrees that, following the Clearing Process, the Devices are being provided to Executive AS IS, without any representation or warranty of any sort (including, without limitation, fitness for a particular purpose).
4.Executive acknowledges that following the Separation Date, Employer shall have no obligation whatsoever to provide any level of support or service (including but not limited to data, cellular, or other similar plans) to Executive with respect to the Devices, and Executive shall be responsible for the furnishing of all such support and services to the Devices at his sole cost and expense.